Exhibit 10.2

ASSIGNMENT OF NOTE

THIS ASSIGNMENT is entered into effective this 31st day of March, 2016 by and between FH Opportunity Fund 1, LLC, a Florida limited liability company ("Assignor") and Cannavoices, Inc., a Florida corporation ("Assignee").

WITNESSETH

WHEREAS, GreenFlower Media, LLC, a Delaware limited liability company (the “Maker”) originally executed a Convertible Promissory Note on October 2, 2015 payable to Assignor in the principal amount of One Hundred Thousand and 00/100 Dollars ($100,000.00), (“the Note”); and

WHEREAS, the Convertible Promissory Note was subsequently amended and restated as of November 30, 2015 and executed by the Assignor and the Company for the same principal amount of One Hundred Thousand and 00/100 Dollars ($100,000.00), (the “Amended Note”).

WHEREAS, Assignee desires to now purchase the Amended Note and Assignor desires to sell all of its right, title and interest in and to the Amended Note to the Assignee.

WHEREAS, the Amended Note and the interests of Assignor were transferred to the Assignee under this “Assignment of Note”; and

NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Consideration for Purchase of Note. Concurrently with the execution hereof, Assignee hereby pays to Assignor the sum of $100,000.00 which represents the principal amount of the Amended Note.

2.	Assignment. As of the effective date referenced above, Assignor hereby assigns, transfers and conveys to Assignee any and all of Assignor's right, title and interest in and to the Amended Note, and the right to collect all sums due thereunder. Hereafter, Assignor disclaims any further interest in the Note. In conjunction with the assignment, Assignor represents and warrants that:

(i)	Assigner is the owner and holder of the Amended Note; and

(ii)	Assignor has the right, power and authority to execute this Assignment; and

(iii)	Except as reflected above, the Amended Note has not been amended or modified; and,

(iv)	That no act or omission on the part of the Maker of the Amended Note has occurred, which would constitute a default under the Amended Note.

3.	Acceptance and Indemnification. Assignee hereby accepts the foregoing assignment and transfer and promises to observe and perform all services and obligations required under the Amended Note accruing on or after the Assignment Date or otherwise attributable to the period commencing on said date and continuing thereafter for so long as the Amended Note remains in full force and effect. Assignee shall indemnify, defend and hold harmless Assignor, its affiliates, agents and assigns, from any and all claims, demands, actions, causes of action, suits, proceedings, damages, liabilities, costs and expenses of every nature whatsoever, including attorneys' fees, which arise from or relate to the Amended Note on or after the Assignment Date.

4.	Binding Effect. This Agreement shall be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:

FH Opportunity Fund 1, LLC

By:
Kevin Gillespie, Manager

ASSIGNEE:

Cannavoices, Inc.

By:
Kevin Gillespie, President

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